SECURED PROMISSORY NOTE

Due June 8, 2008

RED ROCK PICTURES HOLDINGS, INC.

Issued: June 8, 2007	$1,000,000

FOR VALUE RECEIVED, the undersigned, Red Rock Pictures Holdings, Inc. (hereinafter, together with any successor, referred to as the “Company”), hereby promises to pay to Dan Laikin (hereinafter, together with any successor or assign, referred to as the “Holder”), the principal sum of One Million Dollars ($1,000,000) together with interest thereon from the date hereof, payable on the terms set forth below.

1.  Payments

1.1  Interest Rate.  Interest on the unpaid principal balance outstanding from time to time shall accrue at the rate of seven percent (7%) per annum.  The Company acknowledges that the effect of this Default Rate provision could operate to compound some of the interest obligations due, and Company hereby expressly assents to such compounding should it occur.  Notwithstanding any provision contained herein to the contrary, the interest rate hereunder shall include the applicable interest rate described herein plus any additional charges, costs and fees incident to the loan hereunder to the extent they are deemed to be interest under applicable California law.  Should the interest rate as calculated under this Secured Note at any time exceed that allowed by law, the interest rate will be the maximum rate of interest allowed by applicable California law.

1.2  Interest Payment.  Interest shall be paid on the Maturity Date.

1.3  Maturity.  The entire unpaid principal balance, all accrued and unpaid interest, and any other amounts payable hereunder and unpaid at such time, shall be paid in full on the earlier of the following dates (“Maturity Date”):  (A) June 8, 2008 or (B) upon acceleration of the Maturity Date as provided in Section 6.2 of this Secured Note.

1.4  Mandatory Prepayment.

1.4.1  On the closing date of any Equity Offering consummated after the date hereof, the Company shall be required to make a mandatory prepayment under this Secured Note equal to the lesser of (i) the cash proceeds of such Equity Offering, net of underwriters’ or placement agents’ fees, discounts or commissions and (ii) the entire unpaid principal balance, all accrued and unpaid interest, and any other amounts payable hereunder and unpaid at such time.

1.4.2  Promptly, but no later than five (5) business days, following the Company’s receipt of any profits, revenues or other remuneration in respect of its interest in the Bag Boy Project or the Ratko Project, the Company shall be required to make a mandatory prepayment under this Secured Note equal to the lesser of (i) the amount of any such profits, revenues or other remuneration received, and (ii) the entire unpaid principal balance, all accrued and unpaid interest, and any other amounts payable hereunder and unpaid at such time.

1.4.3  As used herein, “Equity Offering” means an offering for cash by the Company of its capital stock or convertible securities or options, warrants or rights with respect to its capital stock or convertible securities, other than pursuant to the exercise of stock options granted to employees in the normal course of business; “Ratko Project” means the motion picture titled  Ratko, the Dictator’s Son; and “Bag Boy Project” means the motion picture titled “Bag Boy”.

1.5  Place of Payment.  The Company shall pay principal and interest in United States dollars to the Holder at the Holder’s address for notices or such other address at the Holder may designate in writing.

2.  Successor Corporation

2.1  When Company May Merge, Etc.  For so long as any amount remains outstanding or unpaid under this Secured Note, the Company may not, in a single transaction or through a series of related transactions, consolidate with or merge with or into any other person, or, directly or indirectly, sell, lease, assign, transfer, license or convey (by way of liquidation, dissolution, winding up, or otherwise) all or substantially all of its properties and assets as an entirety or substantially as an entirety (computed on a consolidated basis) to another person or group or affiliated persons, unless the Company shall be the continuing person, or the person (if other than the Company) formed by such consolidation or into which the Company is merged or to which all or substantially all of the properties and assets of the Company are transferred as an entirety or substantially as an entirety (the Company or such other person being hereinafter referred to as the “Surviving Person”) shall be an entity organized and validly existing under the laws of the United States, any State thereof or the District of Columbia and shall expressly assume in writing all the obligations of the Company under this Secured Note; provided, however, that as a condition to any such transfer to a Surviving Person, the consolidated tangible net worth of such Surviving Person immediately following such transfer, determined on a pro forma basis in accordance with generally accepted accounting principles (“GAAP”), must equal or exceed the consolidated tangible net worth of the Company immediately prior to such transfer.

2.2  Successor Corporation Substituted.  Upon any consolidation or merger, or any direct or indirect transfer or other disposition of assets in accordance with Section 2.1, the Surviving Person formed by such consolidation or into which the Company is merged or to which such transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company under this Secured Note with the same effect as if such Surviving Person had been named as the Company herein.

3.  Security and Guaranty.    This Secured Note is secured by that certain Security Agreement of even date herewith (the "Security Agreement") encumbering certain "Collateral" of the Grantors, as such terms are defined in the Security Agreement. This Secured Note is guaranteed by (i) that certain Guaranty of even date herewith (the "Repayment Guaranty") wherein Red Rock Pictures, Inc., a Nevada corporation is the guarantor. This Secured Note, together with the Security Agreement, the Repayment Guaranty, that certain Registration Rights Agreement of even date herewith (the "Registration Rights Agreement"), among the Company, Holder and N. Williams Family Investments, LP, the Partial Assignment (as defined below) and any other documents, agreements or instruments relating to the loan evidenced by this Secured Note (including, without limitation, any related subordination agreement), or securing this Secured Note and the Collateral, shall be collectively referred to herein as the "Obligations".

4.  Representations and Warranties.  The Company represents and warrants that the following statements are true and correct:

4.1  Each of the Grantors is a corporation, partnership or limited liability company, as the case may be, duly and properly incorporated or organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or formation and has all requisite authority to conduct its business in each jurisdiction in which its business is conducted, except where the failure to be so qualified does not and would not have a material adverse effect on the business, properties or assets of the Grantors.

4.2  Each of the Grantors has the power and authority and legal right to execute and deliver the Obligations to which it is a party and to perform its obligations thereunder.  The execution and delivery by each Grantor of the Obligations to which it is a party and the performance of its obligations hereunder and thereunder have been duly authorized by proper proceedings, and the Obligations to which each Grantor is a party constitute legal, valid and binding obligations of each such Grantor enforceable against each of them in accordance with their terms, except as enforceability may be limited by (i) bankruptcy, insolvency, fraudulent conveyances, reorganization or similar laws relating to or affecting the enforcement of creditors’ rights generally; (ii) general equitable principles (whether considered in a proceeding in equity or at law); and (iii) requirements of reasonableness, good faith and fair dealing.

4.3  The August 31, 2006 audited consolidated financial statements and the February 28, 2007 unaudited consolidated financial statements of the Company and its subsidiaries heretofore delivered to the Holder were prepared in accordance with GAAP in effect on the date such statements were prepared and fairly present the consolidated financial condition and operations of the Company and its subsidiaries at such date and the consolidated results of their operations for the period then ended (subject to normal recurring year-end adjustments in the cause of the unaudited financial statements).  The Company and its subsidiaries have no material contingent liabilities or obligations not provided for or disclosed in the financial statements referred to above.

4.4  The Company and its subsidiaries have filed all United States federal tax returns and all other tax returns which are required to be filed and have paid all taxes due pursuant to said returns or pursuant to any assessment received by the Company or any of its subsidiaries, except in respect of such taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided in accordance with GAAP.  No liens have been filed and no claims are being asserted with respect to such taxes.  The charges, accruals and reserves on the books of the Company and its subsidiaries in respect of any taxes or other governmental charges are adequate.

4.5  There is no litigation, arbitration, governmental investigation, proceeding or inquiry pending or, to the knowledge of any of their officers, threatened against or affecting the Company or any of its subsidiaries which could reasonably be expected to have a material adverse effect on the Company or any of its subsidiaries or which seeks to prevent, enjoin or delay the making of the loan hereunder.

4.6  The shares of Common Stock that are issued or issuable to Holder hereunder pursuant to Section 8, when issued, sold and delivered in accordance with the terms of this Secured Note in consideration of the loan being made hereunder, will be duly and validly issued, fully paid, and nonassessable, and will be free and clear of all Liens, encumbrances, adverse claims, preemptive rights or restrictions on transfer other than restrictions on transfer under applicable state and federal securities laws. The authorized capital stock of the Company consists of 120,000,000 shares of Common Stock and 5,000,000 shares of Preferred Stock. There are no other shares of capital stock authorized. As of the date hereof, there are 62,462,495 shares of Common Stock issued and outstanding, and no shares of Preferred Stock outstanding. All of the issued and outstanding shares of Common Stock and Preferred Stock were duly authorized for issuance and are validly issued, fully paid and non-assessable. Except as disclosed in Schedule 4.6 to this Secured Note, there are no existing options, warrants, calls, rights, commitments or other agreements of any character to which the Company is a party requiring, and there are no securities of the Company outstanding that upon conversion or exchange would require, the issuance, sale or transfer of any additional shares of capital stock or other Equity Interests (as defined below) of the Company or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase shares of capital stock or other equity securities of the Company. Except as disclosed in Schedule 4.6, the Company is not a party to any voting trust or other voting agreement with respect to any of the shares of Common Stock or to any agreement relating to the issuance, sale, redemption, transfer or other disposition of the capital stock or other Equity Interests of the Company.

4.7  Assuming the filing of UCC financing statements covering the Collateral in the Office of the Secretary of State of Nevada, the Security Agreement creates a valid security interest in all of the Collateral of the Grantor and secures the Company's performance of the Obligations; and no other action is necessary to perfect or maintain the perfection of such security interest in favor of the Holder except for the periodic filing of such UCC continuation statements as may be required by law.

4.8  No authorization, approval or other action by, and no notice to or filing with, any governmental authority or regulatory body (including, without limitation, any court) is required, except (i) such authorization or approval as has already been obtained and (ii) the filing of the UCC financing statements and notices described in Section 4.7 above, either for the grant by the Grantors of the security interest granted by the Security Agreement or for the execution, delivery or performance of this Secured Note or the Partial Assignment by the Company (including, without limitation, the issuance of the Common Stock to Holder pursuant hereto and the transfer of rights contemplated by the Partial Assignment), or for the perfection of, or the exercise by, the Holder of its rights and remedies hereunder.

4.9  Neither the execution and delivery by the Grantors of the Obligations to which such person is a party, nor the consummation of the transactions herein or therein contemplated, nor compliance with the provisions hereof or thereof will violate (i) any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on the Grantors or (ii) any Grantor’s articles or certificate of incorporation, by-laws, or other management agreement or governing document, as the case may be, or (iii) the provisions of any indenture, instrument or agreement to which any Grantor is a party or is subject, or by which it, or its property or assets, are bound, or conflict with, or constitute a default thereunder, or result in, or require, the creation or imposition of any lien in, of or on the property or assets of any Grantor pursuant to the terms of, any such indenture, instrument or agreement.

4.10  The execution, delivery and performance of this Secured Note and the Partial Assignment (including, without limitation, the issuance of the Common Stock to Holder pursuant hereto and the transfer of rights contemplated by the Partial Assignment), the filing of the financing statements provided for herein and the taking of any other action required or contemplated hereby shall not cause a default or event of default, or require any third party consent, under any other agreement or commitment to which the Company or any other Grantor is a party or by which it is bound.

4.11  The Company has no subsidiaries.  Except as set forth in Schedule 4.11, the Company does not, directly or indirectly, beneficially own any Equity Interests or similar interests of of any person or any interest in a partnership or joint venture of any kind.

5.  Covenants.

5.1  The Company will, and will cause each of its subsidiaries to, carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted and do all things necessary to remain duly incorporated or organized, validly existing and (to the extent such concept applies to such entity) in good standing as a domestic corporation, partnership or limited liability company in its jurisdiction of incorporation or organization, as the case may be, as in effect on the date hereof, and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted, except to the extent that the failure to maintain any of the foregoing would not reasonably be expected to have a material adverse effect on the Company or the rights of the Holder under the Obligations.

5.2  The Company will, and will cause each of its subsidiaries to, timely file complete and correct United States federal and applicable foreign, state and local tax returns required by law and pay when due all taxes, assessments and governmental charges and levies upon it or its income, profits or property, except those which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been set aside in accordance with generally accepted accounting principles.

5.3  The Company will, and will cause each of its subsidiaries to, comply in all material respects with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject.

5.4  The Company shall, at its expense, promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary or desirable, or that Holder may reasonably request, in order to perfect, protect and/or maintain the security interest granted or purported to be granted herein in the Collateral or to enable the Holder to exercise and enforce its rights and remedies hereunder with respect to any Collateral, including, without limitation, executing, delivering and/or filing, as the case may be, and obtaining the execution and delivery by third parties of, UCC financing or continuation statements or amendments thereto, and other agreements, instruments, bulk sales or other notices.

5.5  The Company shall, at its expense, perform all acts necessary to maintain, preserve, and protect the Collateral, and not encumber the Collateral in any way or grant or suffer to exist any security interest or Lien thereon, other than (a) Liens for current taxes not delinquent or taxes being contested in good faith and by appropriate proceedings and as to which such reserves or other appropriate provisions as may be required by GAAP are being maintained;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, and other like statutory Liens arising in the ordinary course of business securing obligations which are not overdue or which are being contested in good faith and by appropriate proceedings and as to which such reserves or other appropriate provisions as may be required by GAAP are being maintained; (c) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation; (d) Liens in connection with the acquisition of property in the ordinary course of business after the date hereof by way of purchase money mortgage, conditional sale or other title retention agreement, capitalized lease or other deferred payment contract, and attaching only to the property being acquired, if the indebtedness secured thereby does not exceed the purchase price of the property financed; (e) Liens in favor of Holder; and (f) existing Liens set forth on Schedule 5.5 to this Secured Note.  The Company and its subsidiaries shall not incur any indebtedness for borrowed money (including any guaranty) (other than (i) Subordinated Debt, (ii) purchase money indebtedness arising in the ordinary course of business that, when incurred, does not exceed the purchase price of the asset(s) financed and (iii) existing indebtedness in the principal amounts set forth on Schedule 5.5 to this Secured Note).

5.6  Neither the Company nor any of its subsidiaries shall make any Restricted Payments.

5.7  For purposes of this Secured Note, the following terms shall have the following meanings:

5.7.1  “Equity Interests” of any person means (1) any and all shares or other equity interests (including common stock, preferred stock, limited liability company interests and partnership interests) in such person, and (2) all rights to purchase, warrants or options (whether or not currently exercisable), participations or other equivalents of or interests in (however designated) such shares or other interests in such person.

5.7.2  “Lien” means any mortgage, pledge, hypothecation, judgment lien or similar legal process, title retention lien, or other lien, encumbrance or security interest, including, without limitation, the interest of a vendor under any conditional sale or other title retention agreement and the interest of a lessor under any capitalized lease.

5.7.3  “Restricted Payment” means any of the following:

(a)  the declaration or payment of any dividend or any other distribution on Equity Interests of the Company or its subsidiaries or any payment made to the direct or indirect holders (in their capacities as such) of Equity Interests of the Company or its subsidiaries, but excluding, in the case of subsidiaries of the Company, dividends or distributions payable to the Company or its subsidiaries;

(b)  the redemption of Equity Interests of the Company or its subsidiaries; or

(c)  any payment or redemption prior to scheduled maturity or prior to any scheduled repayment of principal or sinking fund payment, as the case may be, in respect of Subordinated Debt (other than Subordinated Debt owed to and held by the Company or any subsidiary).

5.7.4  “Subordinated Debt” means that portion of any liabilities, obligations or indebtedness of the Company which contains terms satisfactory to Holder and is subordinated, in a manner satisfactory to Holder, as to right and time of payment of principal and interest thereon, to all of the Obligations.

6.  Events of Default and Remedies

6.1  Events of Default.  “Event of Default,” wherever used herein, means any one of the following events (whatever the reason for such Event of Default and whether it shall be caused voluntarily or involuntarily or effected, without limitation, by operation of law or pursuant to any judgment, decree or order of any court of any order, rule or regulation of any administrative or governmental body):

6.1.1  default in the payment of any principal or interest upon this Secured Note as and when the same becomes due and payable;

6.1.2  default by the Company under any of its covenants under this Secured Note, which default is not cured within fifteen (15) days after receipt of written notice of such default delivered to the Company by the Holder;

6.1.3  any event of default occurs under any of the Obligations;

6.1.4  the Company commences a case or other proceeding, or if an involuntary case or other proceeding shall be commenced against Company seeking liquidation, reorganization or other relief with respect to its debts under any bankruptcy, insolvency or other similar debtor relief law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and any such involuntary case or other proceeding shall remain undismissed and unstayed for a period of sixty (60) days;

6.1.5  the Company shall make an assignment for the benefit of creditors, or admit in writing its inability to pay its debts generally as they become due;

6.1.6  a notice of lien, levy or assessment is filed of record or given to Company with respect to all or any of the Company’s assets by any federal, state, local department or agency, and such lien, levy or assessment is not released or paid within a reasonable period of time but in no event longer than twenty (20) days from the date such lien, levy or assessment is filed, or such longer period of time as is appropriate in the case of any such lien, levy or assessment that is being contested in good faith and by appropriate proceedings;

6.1.7  Holder, in good faith, believes the prospect of payment or performance by Company under this Secured Note or any other Obligations is impaired and if Company is unable or unwilling to provide adequate written assurances to Holder of its ability to fully perform under this Secured Note within thirty (30) days following delivery of written notice; or

6.1.8  Any representation or warranty of Company in the Obligations is not materially true, correct and complete, or if any material statement, report or certificate made or delivered by Company or its officers, employees or agents is not true, correct and complete when made.

6.2  Acceleration of Maturity Date.  If an Event of Default (other than an Event of Default specified in Section 6.1.5 or 6.1.6) occurs and is continuing, then, and in every such case, unless the principal of this Secured Note shall have already become due and payable, the Holder by a notice in writing to the Company (an “Acceleration Notice”), may declare all of the principal of this Secured Note, together with accrued interest thereon, to be due and payable immediately.  If an Event of Default specified in Section 6.1.5 or 6.1.6 occurs, all principal of and accrued interest on this Secured Note ipsofacto shall become and be immediately due and payable without any declaration or other act on the part of the Holder.

6.3  Rights and Remedies Cumulative.  Except as otherwise provided with respect to the replacement or payment of mutilated, destroyed, lost or stolen note, no right or remedy herein conferred upon or reserved to the Holder is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise.  The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

6.4  Waiver.  No delay or omission by the Holder to exercise any right or remedy arising upon any Event of Default shall impair the exercise of any such right or remedy or constitute a waiver of any such Event of Default.  Every right and remedy given by this Section 6 or by law to the Holder may be exercised from time to time, and as often as may be deemed expedient, by the Holder.  No provision of this Secured Note may be waived unless in writing signed by the Holder, and waiver of any one provision of this Secured Note shall not be deemed to be a waiver of any other provision.

7.  Replacement Note.  If this Secured Note is mutilated and surrendered to the Company or if the Holder claims and submits an affidavit or other evidence, satisfactory to the Company to the effect that this Secured Note has been lost, destroyed or wrongfully taken, the Company shall issue a replacement note if the Company’s reasonable requirements are met, including, if required by the Company, provision by the Holder of indemnity, sufficient in the judgment of the Company, to protect the Company from any loss which it may suffer if this Secured Note is replaced.

8.  Issuance of Common Stock; Partial Assignment of Profit Participation.

8.1  As a further inducement to the Holder to make the loan evidenced by this Secured Note:

8.1.1  the Company shall issue to the Holder the following shares of the Company’s common stock, $0.001 par value (“Common Stock”), free and clear of any Liens, encumbrances, adverse claims, preemptive rights or restrictions on transfer other than restrictions on transfer under applicable state and federal securities laws:

(a)  upon receipt of the proceeds of the loan hereunder, a number of shares of Common Stock equal to the Initial Share Amount; and

(b)  within three (3) business days following the expiration of the Additional Pricing Period (as defined below), irrespective of whether or not this Secured Note shall have been paid in full on or prior to such date, a number of shares of Common Stock equal to the Additional Share Amount, if any; and

8.1.2  upon receipt of the proceeds of the loan hereunder, the Company shall irrevocably assign, transfer and convey to Holder a five percent (5%) net profit participation in the Bag Boy Project, in accordance with the terms and conditions of that certain Partial Assignment of Profit Participation attached hereto as Exhibit A (the “Partial Assignment”).

8.2  For purposes of this Secured Note, the following terms shall have the following meanings:

8.2.1  “Additional Pricing Period” means the five (5) consecutive Trading Days ending on the last Trading Day immediately preceding December 8, 2007.

8.2.2   “Additional Share Amount” means the excess, if any, of (x) the quotient obtained by dividing (A) $500,000 by (B) the Market Price for the Additional Pricing Period over (y) the Initial Share Amount.

8.2.3  “Bid Price” shall mean, for any applicable Trading Day, the closing bid price (as reported by Bloomberg L.P.) of the Common Stock on the Principal Market or if the Common Stock is not traded on a Principal Market, the highest reported bid price for the Common Stock, as furnished by the NASD.

8.2.4  “Daily VWAP” for the Common Stock means, for each of the five (5) consecutive Trading Days during the Initial Pricing Period or the Additional Pricing Period, as applicable, the per share volume-weighted average price (as reported by Bloomberg L.P.) in respect of the period from 9:30 a.m. to 4:00 p.m. (New York City time) on such Trading Day (or if such volume-weighted average price is unavailable on any such Trading Day, the Bid Price for such Trading Day).

8.2.5  “Initial Pricing Period” means the five (5) consecutive Trading Days ending on the last Trading Day preceding the date hereof.

8.2.6  “Initial Share Amount” means the quotient obtained by dividing (x) $500,000 by (y) the Market Price for the Initial Pricing Period.

8.2.7  “Market Price” shall mean the lowest Daily VWAP of the Common Stock during the Initial Pricing Period in respect of the Initial Share Amount or the Additional Pricing Period in respect of the Additional Share Amount, as applicable.

8.2.8  “NASD” shall mean the National Association of Securities Dealers, Inc.

8.2.9   “Principal Market” shall mean the Nasdaq National Market, the Nasdaq Capital Market, the American Stock Exchange, the OTC Bulletin Board or the New York Stock Exchange, whichever is at the time the principal trading exchange or market for the Common Stock.

8.2.10  “Trading Day” shall mean any day during which the New York Stock Exchange shall be open for business.

8.2.11  “VWAP” shall mean the volume weighted average price of the Company’s Common Stock as quoted by Bloomberg, LP.

8.3  The shares of Common Stock to be issued to Holder pursuant to Sections 8.1.1(a) and 8.1.1(b) of this Secured Note shall be deemed fully earned as of the date hereof upon funding of the loan contemplated hereby.

8.4  The Holder understands that, except as provided in the Registration Rights Agreement, the Common Stock shall not be registered or qualified under any federal or state securities laws and shall bear the following legend:

These securities have not been registered with the Securities and Exchange Commission or the securities commission of any state in reliance upon an exemption from registration under the Securities Act of 1933, as amended (the “Securities Act”), and, accordingly, may not be offered or sold except pursuant to an effective registration statement under the Securities Act or pursuant to an available exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and in accordance with applicable state securities laws as evidenced by a legal opinion of counsel to the transferor to such effect, the substance of which shall be reasonably acceptable to the Company.

9.  Miscellaneous

9.1  Successors.  The terms and conditions of this Secured Note shall be binding upon and inure to the benefit of the parties to this Secured Note and their respective successors, heirs and personal representatives.

9.2  Assignment.  The Company may not assign this Secured Note, and any attempted or purported assignment or any delegation of its duties or obligations arising under this Secured Note to any person shall be deemed to be null and void, and shall constitute a material breach by the Company of its duties and obligations under this Secured Note.

9.3  Governing Law.  This Secured Note has been made and entered into in the State of California and shall be construed in accordance with the laws of the State of California without giving effect to the principles of conflicts of law thereof.

9.4  Captions.  The various captions of this Secured Note are for reference only and shall not be considered or referred to in resolving questions of interpretation of this Secured Note.

9.5  Notices.  Any notice, authorization, request or demand required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given when received by an overnight delivery service or when sent by facsimile addressed as follows:

To the Company:

Red Rock Pictures Holdings, Inc.
8228 Sunset Boulevard, 3rd Floor
Los Angeles, California 90046
Fax:  (310) 275-1266
Attn:  Robert Levy, President and Chief Executive Officer

To the Holder:

Dan Laikin
do National Lampoon, Inc.
8228 Sunset Blvd.
Los Angeles, California 90069
Attention: Daniel Laikin, Chief Executive Officer
Facsimile No.: 310-474-1219

9.6  Severability.  Whenever possible each provision of this Secured Note shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Secured Note shall be or become prohibited or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Secured Note.

9.7  Attorneys’ Fees.  In the event the Holder utilizes the services of an attorney in attempting to collect the amounts due hereunder or to enforce the terms hereof or of any agreements related to this indebtedness or any other Obligation, or if any holder hereof (or any trustee or affiliate of any holder hereof) becomes party plaintiff or defendant in any action, suit, arbitration or other proceeding in relation to the property described in any instrument securing this Secured Note or for the recovery or protection of the indebtedness evidenced hereby or that otherwise arises out of or relates to this Secured Note or the transactions contemplated hereby, the Company, its successors and assigns, shall repay to such holder hereof, on demand, all costs and expenses so incurred, including those costs, expenses and reasonable attorneys’ fees incurred in any and all appeals or petitions from any such action, suit, arbitration or other proceeding or incurred after the filing by or against the Company or any other Grantor of any proceeding under any chapter of the federal bankruptcy code, or similar federal or state statute, and whether incurred in connection with the involvement of the Holder as creditor in such proceedings or otherwise.  As used in this Section, reasonable attorneys’ fees shall be deemed to mean the full and actual costs of any legal services actually performed in connection with the matters involved calculated on the basis of the usual fee charged by the attorney performing such services.

9.8  Noncircumvention.  The Company will not, by amendment of its charter or through reorganization, consolidation, merger, dissolution, sale or other disposition of assets or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Secured Note, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Holder of this Secured Note against impairment.

9.9  Prepayment.  The Company shall have the right to prepay any portion of the principal without prepayment penalty or premium or discount.  Any optional prepayment pursuant to this Section 9.9 or mandatory prepayment pursuant to Section 1.4 shall be applied first to accrued interest and then to principal.

9.10  Survival.  The provisions of and undertakings and indemnification set out in Articles 4 and 8 hereof and this Article 9 shall survive satisfaction and payment of the amounts owed hereunder and termination of this Secured Note.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the Company has caused this Secured Note to be executed and issued on its behalf by the officer thereto duly authorized.

RED ROCK PICTURES HOLDINGS, INC.

By:      /s/  David M. Kane
Name: David M. Kane
Title: Chief Financial Officer

Accepted and Agreed:

/s/  Dan Laikin
Dan Laikin

SCHEDULE 4.6

OPTIONS, WARRANTS, CALLS, RIGHTS, COMMITMENTS, VOTING TRUSTS OR

OTHER AGREEMENTS PERTAINING TO THE COMPANY'S CAPTIAL STOCK OR

OTHER EQUITY INTERESTS

None.

SCHEDULE 4.11

SUBSIDIARIES (OTHER THAN RED ROCK PICTURES, INC.), PARTNERSHIPS OR

JOINT VENTURES

None.

SCHEDULE 5.5
EXISTING LIENS

None.